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                                                                  EXHIBIT 2(g)

                              INDEMNITY AGREEMENT
                              -------------------


     INDEMNITY AGREEMENT, dated March 29, 1996, made by Atari Games Corporation, a California corporation (the "Company"), in favor of Warner Communications Inc., a Delaware corporation ("Seller"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Stock Purchase Agreement, dated as of February 23, 1996 (the "Stock Purchase Agreement") between Seller and Williams Interactive Inc., a Delaware corporation ("Buyer").

                             W I T N E S S E T H :
                             -------------------

     WHEREAS, on the date hereof Buyer has purchased all of the outstanding capital stock of the Company from Seller pursuant to the Stock Purchase Agreement resulting in the Company becoming a wholly owned subsidiary of Buyer; and

     WHEREAS, in connection with the Stock Purchase Agreement, Buyer has agreed to cause the Company to indemnify Seller and its Affiliates for certain Losses and Expenses incurred by Seller or its Affiliates.

     NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the Company hereby agrees that subject to the terms of the Stock Purchase Agreement, the Company will jointly and severally with Buyer, defend and promptly indemnify and hold harmless Seller and its Affiliates, their successors and assigns from and against any and all Losses and Expenses incurred by Seller and its Affiliates arising from (i) the Liabilities of the Company or the Subsidiaries set forth in Sections 10.1.7.1 through 10.1.7.7 of the Stock Purchase Agreement and (ii) the failure of the Buyer to perform its obligations under Section 10.4 of the Stock Purchase Agreement; all in accordance with and subject to the terms of such indemnification as provided in Section 10 of the Stock Purchase Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Indemnity Agreement on the date first written above.

                                   ATARI GAMES CORPORATION


                                    By: /s/ Neil D. Nicastro
                                        ------------------------
                                        Name:  Neil D. Nicastro
                                        Title:  Chairman

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State of  Illinois

County of  Cook

     On the 29 day of March in the year 1996 before me personally came Neil D. Nicastro to me known, who, being by me duly sworn, did depose and say that he resides in Lake Forest IL, that he is the Chairman of Atari Games Corporation, the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the board of directors of said corporation.


                                    ATARI GAMES CORPORATION


                                    By: /s/ Barbara M. Norman
                                        ------------------------------------
                                        Name:  Barbara M. Norman
                                        Title:  Vice President and Secretary